Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-224536) of Oasmia Pharmaceutical AB and in the related Prospectus of our report dated May 18, 2018, with respect to the consolidated financial statements of Oasmia Pharmaceutical AB included in this Annual Report (Form 20-F) for the year ended April 30, 2018.

/s/ Ernst & Young AB

Stockholm, Sweden

September 14, 2018